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                                                                    EXHIBIT 4.4e

                        AMENDMENT NO. 6, dated as of March 31, 2004 (this
                  "Amendment"), in respect of the Credit Agreement dated as of July 16, 1999, as amended and restated as of July 17, 2000, as further amended by Amendment No. 3 dated as of May 30, 2002, as further amended by Amendment No. 4 dated as of March 31, 2003 (as heretofore amended, the "Credit Agreement" and, as amended by this Amendment, the "Amended Credit Agreement"), among Gartner, Inc. (the "Borrower"), the Lenders party thereto and JPMorgan Chase Bank, as Administrative Agent (in such capacity, the "Administrative Agent").

            The Borrower has requested that the Credit Agreement be amended to effect the amendment set forth below, and the parties hereto are willing so to amend the Credit Agreement. Each capitalized term used but not defined herein has the meaning assigned thereto in the Amended Credit Agreement.

            In consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree, on the terms and subject to the conditions set forth herein, as follows:

            Amendment. Upon the effectiveness of this Amendment as provided in
Section 3 below, the Credit Agreement shall be amended as follows:

            Section 6.08 of the Credit Agreement is hereby amended by replacing the phrase "after March 31, 2003 does not exceed $50 million" in clause (vii) therein with the phrase "after March 31, 2004 does not exceed $50 million".

            Representations and Warranties. The Borrower represents and warrants as of the date hereof to each of the Lenders that:

            Before and after giving effect to this Amendment, the representations and warranties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects with the same effect as if made on the date hereof, except to the extent such representations and warranties expressly relate to an earlier date.

            (b) Immediately before and after giving effect to this Amendment, no Event of Default or Default has occurred and is continuing.

            Conditions to Effectiveness. The amendment set forth in Section 1 of this Amendment shall become effective, as of the date hereof, on the date (the "Amendment Closing Date") on which the Administrative Agent shall have received
(a) counterparts of this Amendment that, when taken together, bear the signatures of the Borrower, the Administrative Agent, the Subsidiary Loan Parties and the Required Lenders and (b) payment of all expenses (to the extent invoiced prior to the Amendment Closing Date) payable to JPMorgan Chase Bank and J.P. Morgan Securities Inc. in connection with this Amendment. The provisions of
Section 1 shall terminate and cease to be of any force or effect if the Amendment Closing Date shall not have occurred on or prior to March 31, 2004.

            Agreement. Except as specifically stated herein, the provisions of the Credit Agreement are and shall remain in full force and effect. As used therein, the terms "Credit Agreement", "herein",

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"hereunder", "hereinafter", "hereto", "hereof" and words of similar import shall, unless the context otherwise requires, refer to the Amended Credit Agreement. The Subsidiary Loan Parties are executing this Amendment to confirm that their obligations under the Guarantee Agreement, the Pledge Agreement and the Indemnity, Subrogation and Contribution Agreement remain in full force and effect with respect to the Amended Credit Agreement and all references in the Guarantee Agreement, the Pledge Agreement and the Indemnity, Subrogation and Contribution Agreement to the Credit Agreement shall hereafter be deemed to refer to the Amended Credit Agreement.

            Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

            Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.

            Expenses. The Borrower agrees to reimburse the Administrative Agent for all reasonable out-of-pocket expenses incurred by it in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent.

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